GRILL CONCEPTS RECEIVES NASDAQ NOTIFICATION

LOS ANGELES, May 24, 2005  -- Grill Concepts, Inc. (Nasdaq: GRILE- News) today
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announced that, because it has not timely filed its Form 10-Q for the first quarter ended March 27, 2005 due to the delay in filing its 2004 Form 10-K, Nasdaq has notified the company of an additional delinquency with regard to Marketplace Rule 4310(c)(14), which requires listed companies to provide Nasdaq with copies of all reports required to be filed with the Securities and Exchange Commission (SEC).

Grill Concepts previously announced that the company is adjusting its method of accounting for operating leases to comply with recent guidance issued by the Office of Chief Accountant of the Securities and Exchange Commission. On May 23, 2005, management completed and filed its 2004 Form 10-K, along with the restatement of its financial statements for prior fiscal years, to reflect the revised accounting treatment. With the 2004 Form 10-K filed yesterday, the company is now applying the new lease accounting treatment to its Form 10-Q for the first fiscal quarter ended March 27, 2005 and expects to file said Form in the near term.

About Grill Concepts, Inc.

Grill Concepts owns and manages upscale casual and fine dining, full service restaurants under two core brand names: The Grill on the Alley and Daily Grill. The company operates 24 restaurants, including four The Grill on the Alley-branded restaurants in Beverly Hills, Hollywood, San Jose, California, and Chicago, as well as 20 Daily Grill restaurants in Southern and Northern California, the Washington, D.C. metropolitan region, Houston, Texas, Portland, Oregon and Skokie, Illinois.

This news release contains forward-looking statements, which are subject to completion of the company's Form 10-Q for the fiscal quarter ended March 27, 2005. Actual results may differ materially from these statements due to risks and uncertainties beyond the company's control, which are detailed from time to time in the company's filings with the United States Securities and Exchange Commission.

     CONTACTS:  Philip Gay
                Chief Financial Officer
                Grill Concepts, Inc.
                (310) 820-5559

                Angie Yang
                PondelWilkinson Inc.
                (310) 279-5980
                investor@pondel.com

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